PATENT LICENSE AGREEMENT

between

Osteologix A/S

and

Aditech Pharma AB

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CONTENTS:

1. BACKGROUND 5
2. DEFINITIONS 5
3. LICENSE 9
4. SUB-LICENSE 9
5. IMPROVEMENTS 9
6. REGISTRATION AND MAINTENANCE OF THE LICENSED PATENTS 10
7. REIMBURSEMENT OF REGISTRATION AND MAINTENANCE COST 10
8. ROYALTY 10
9. OTHER PAYMENTS 10
10. PAYMENTS 10
11. ROYALTY REPORTS 11
12. AUDIT 11
13. EXCLUSION OF LIABILITY 12
14. DISCLAIMER OF WARRANTIES 12
15. INDEMNITY BY LICENSEE 12
16. INSURANCE 13
17. PATENT DISPUTES 13
18. THIRD PARTY INFRINGEMENT 13
19. CONFIDENTIALITY 14
20. ASSIGNMENT 15
21. TERMINATION 15
22. OBLIGATIONS ON TERMINATION 16
23. NON-WAIVER 16
24. GOOD FAITH AND BEST EFFORTS 16
25. RELATIONSHIP OF THE PARTIES 17
26. ENTIRE AGREEMENT - MODIFICATION 17

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27. SEVERABILITY 17
28. JURISDICTION AND GOVERNING LAW 17
29. SIGNATURES 18

APPENDICES:

Appendix 1: Patent applications

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Osteologix A/S
(Reg. no. 27 20 83 55)
Symbion Science Park
Fruebjergvej 3
DK-2100 Copenhagen
Denmark

(**"Licensor"**)

and

Aditech Pharma AB
MEDEON – Malmö Science Park
P. A. Hanssonsv. 41
SE – 205 12 Malmö
Sweden

(**"Licensee"**)

(Licensor and Licensee are individually referred to as the **"Party"** and together as the **"Parties"**)

have entered into the following

PATENT LICENSE AGREEMENT

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1. BACKGROUND

1.1 This Agreement shall be effective on the date of the latest signature hereto (hereinafter the "Effective Date").

1.2 The Licensor is the applicant for certain patent applications related to certain strontium compounds, methods of use thereof and production processes thereof as well as patents relating to other subject matter, such as pharmaceutical uses of inhibitors of 5-lipoxygenase (5-LOX), medical treatment of pain and alleviation of GI side effects of drugs and certain food products.

1.3 The Licensor has agreed to grant the Licensee a license to certain parts of said patent applications and resulting patents on the terms and conditions specified in this Patent License Agreement.

2. DEFINITIONS

2.1 For the purposes of this Patent License Agreement with pertaining appendices, the below terms shall have the following meanings unless otherwise stated or clear from the context:

"Agreement"	shall mean this Patent License Agreement with pertaining appendices.
"Improvement"	shall mean any and all claims and/or parts of claims in patent applications and/or patents with earliest priority date after the Effective Date and before the third anniversary thereof assigned and/or owned by a Party, which the other Party, but for a license, would infringe by making, selling, offering for sale, using, exporting or importing, in the case of Licensee, a Licensed Product or, in the case of Licensor, a Retained Product.

"Indication":	shall mean a disease entity which appears under the "Therapeutic indications" section in a Summary of Product Characteristics (SPC) or the "Indications and Usage" section in a Prescribing Information, such as e.g. osteoporosis in postmenopausal women.
"Licensed Patents":	shall mean the patent applications listed in **Appendix 1,** any divisions, continuations, continuations-in-part, extensions, and any foreign equivalents thereof, as well as any patents claiming priority and/or arising from these patent applications, as well as any extensions, Supplementary Protection Certificates or similar thereof.
"Licensed Products":	shall mean any product, process or use which but for a license would infringe Licensed Patents, except Retained Products.
"Net Licensee Sales"	shall mean the gross revenue invoiced by Licensee, its affiliates or Sublicensees for all Licensed Products sold by Licensee, its affiliates and Sublicensees in arm's length sales to bona fide independent Third Parties (end-user), and for any and all services related thereto, less to the extent included in the invoice price: (a) ordinary and customary trade discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (c) freight and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and

OR

(d)excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business;

Net Licensee Sales shall also include the fair market value of all other consideration received by Licensee, its affiliates or Sublicensees in respect of any grant of rights to make, use, sell or otherwise distribute Licensed Products, whether such consideration is in cash payment in kind, exchange or another form.

"Net Licensor Sales" shall mean the gross revenue invoiced by Licensor, its affiliates, its licensees and/or Sublicensees for all Retained Products sold by Licensor, its licensees, its affiliates and Sublicensees in arm's length sales to bona fide independent Third Parties (end-user), and for any and all services related thereto, less to the extent included in the invoice price:

(a) ordinary and customary trade discounts actually allowed;

(b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns);

(c) freight and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and

(d)excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other docu-

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	mentation maintained in the ordinary course of business;
	Net Licensor Sales shall also include the fair market value of all other consideration received by Licensor, its licensees, its affiliates or Sublicensees in respect of any grant of rights to make, use, sell or otherwise distribute Retained Products, whether such consideration is in cash payment in kind, exchange or another form.
"Regulatory Approval"	shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary for the use, development, testing, production, marketing, sale or distribution of the Licensed Products or Retained Products, as appropriate, in the Territory.
"Retained Products"	shall mean a) any chemical and/or physical form of strontium malonate, strontium ranelate, and/or any other form of strontium, b) any pharmaceutical product comprising a).
"Sub-Licensees":	shall mean a party holding a sub-license to Licensed Patents.
"Term":	shall mean the date of last expiry of the Licensed Patents (including any extension hereof and extended protection according to Supplementary Protection Certificates) subject to earlier termination according to Section 19, or 20 years from the Effective Date, whichever is later.

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3. LICENSE

3.1 Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee for the Term, a world wide, exclusive, perpetual, irrevocable and sub-licensable license under Licensed Patents for research into and the development, use, copy, production, manufacture, offer for sale, sale, distribution, import or export of Licensed Products.

3.2 Subject to the terms and conditions of this License Agreement. Licensee hereby grants to Licensor for the Term, a world wide, exclusive, perpetual, irrevocable and sub-licensable license under applicable Improvements for research into and the development, use, copy, production, manufacture, offer for sale, sale, distribution, import or export of Retained Products.

3.3 The Licensor shall retain no right whatsoever with respect to Licensed Products except the right to collect royalties as specified in Section 8 and the audit right as specified in Section 12. The Licensee is granted no right whatsoever with respect to Retained Products except the right to collect royalties as specified in Section 8 and the audit right as specified in Section 12.

4. SUB-LICENSE

4.1 Licensee is authorised to sub-license the License, subject to the Sub-Licensee in question undertaking, and having the capacity to undertake, to be bound by any and all limitations and obligations of Licensee under this Agreement.

4.2 Licensor is authorised to license and sub-license the Licensed Patents with respect to Retained Products, subject to any such licensee and Sub-Licensee in question undertaking, and having the capacity to undertake, to be bound by any and all limitations and obligations of Licensor under this Agreement.

4.3 In any license or sub-license agreement, the parties shall be given the audit right specified in Section 12.

5. IMPROVEMENTS

5.1 Any and all Improvements will, without additional consideration, be comprised by the exclusive licenses under granted under Section 3.

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6. REGISTRATION AND MAINTENANCE OF THE LICENSED PATENTS

6.1 Licensor shall use reasonable efforts to have issued the Licensed Patents in all Relevant Countries and keep in force the Licensed Patents.

6.2 If Licensor elects not to have issued a Licensed Patent in a jurisdiction or elects to allow such Licensed Patent to lapse, he shall inform the Licensee to this effect not less than six (6) months before the date on which any steps necessary to keep such Licensed Patent in force must be taken. Thereupon the Licensee shall be entitled to have assigned such Licensed Patent free of charge and no further royalty payment shall be due to Licensor under such Licensed Patent from the date of such assignment, and such Licensed Patent shall no longer form part of Licensed Patents.

7. REIMBURSEMENT OF REGISTRATION AND MAINTENANCE COST

7.1 Licensor shall be responsible for all costs of filing, prosecuting, registering, translating, issuing, defending and maintaining Licensed Patents.

8. ROYALTY

8.1 As partial consideration for the rights and licenses granted hereunder, Licensee and its Sub-Licensees shall pay to Licensor a royalty of two and one half percent (2.5 %) of Net Licensee Sales of Licensed Product(s). Furthermore, Licensor and its licensees and its Sub-Licensees shall pay to Licensee a royalty of one and one half percent (1.5%) of Net Licensor Sales of Retained Products. The obligation to pay Royalty ceases on a country by country basis on the earlier of a) expiration of applicable Licensed Patents, and b) 20 years from the Effective Date of this Agreement.

9. OTHER PAYMENTS

9.1 Within 60 days of the Effective Date, Licensee shall pay to Licensor USD 750,000 (seven hundred and fifty thousand United States dollars).

10. PAYMENTS

10.1 All payments due hereunder shall be made in USD by wire transfer of immediately available funds to a bank account designated by Licensor or Licensee, as applicable.

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11. ROYALTY REPORTS

11.1 Within thirty (30) days following the end of each calendar quarter during the Term, the Parties shall furnish to each other written reports that include (a) the identity of the countries in which sales of royalty-bearing products have been made, (b) the Net Licensor Sales and Net Licensee Sales, as appropriate, of each royalty-bearing product and the number thereof sold in each such country, and the royalties payable.

11.2 Such reports shall be due together with the royalty payments under Section 8 for each calendar quarter subsequent to commercial sales of the first royalty-bearing product and during the remaining Term of this Agreement. Such reports shall be made whether or not any sales have taken place during said calendar quarter.

12. AUDIT

12.1 Licensor, Licensee, their licensees and their Sub-Licensees shall keep full, complete and accurate records and accounts of Net Licensor Sales and Net Licensee Sales, as appropriate, of each royalty-bearing product in sufficient detail to enable to determine the royalties payable.

12.2 Upon reasonable notice to the other Party, the Parties shall have the right to have an independent certified public accountant audit records pertaining to royalty-bearing products and manufacture and supply of royalty-bearing products during normal business hours to verify the royalties payable pursuant to this License Agreement; provided, however that (a) such audit shall not take place more frequently than once a year, and (b) shall not cover such records for more than the preceding five (5) years.

12.3 Such audits shall be at the auditing Party's expense unless such audit determines that the audited Party has paid the auditing Party less than ninety percent (90%) of the amount determined to be due for a given time period, in which case such audit shall be at the audited Party's expense and the audited Party shall pay to the auditing Party the cost of such audit and any shortfall in payments due to the auditing Party within thirty (30) days following the auditing Party's invoice to the audited Party therefore. The Parties shall preserve and maintain all such records and accounts required for audit for a period of five (5) years after the calendar year to which such records and accounts apply.

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13. EXCLUSION OF LIABILITY

13.1 Nothing in this Agreement or the licences granted hereunder shall be construed as a representation or warranty that:

(i) any Licensed Patents are valid or subsisting or (in the case of applications) will proceed to grant;

(ii) Licensed Products and activities related thereto which are licensed under this Agreement are not infringements of any intellectual property rights of any third party; or

(iii) the Patents will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended.

13.2 The Licensor does not accept any liability in the event that any third party supplies Licensed Products to Customers in the Territory, or for costs, damages, expenses or royalties arising out of proceedings brought against the Licensee or any Customer by any third party.

14. DISCLAIMER OF WARRANTIES

14.1 Without prejudice to section 13 Licensor hereby disclaims any and all representations and warranties with regard to the Licensed Products express or implied, and specifically disclaims any other express or implied warranties including any implied warranties on merchantability or fitness for a particular purpose or use and any other statutory warranties or any warranty of patentability or non-infringement.

15. INDEMNITY BY LICENSEE

15.1 The Parties shall at all times (notwithstanding termination of this Agreement) be liable for, indemnify and hold harmless the other Party (together with its officers, servants and agents) against any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by the other Party arising out of the performance or non-performance by the Party of this Agreement or resulting from any and all liability claims arising from the technical and commercial operation of the Licensed Products and/or Retained Products, respectively.

16. INSURANCE

16.1 The Licensee shall obtain and maintain (notwithstanding termination of this Agreement) appropriate and necessary public liability, product liability and other insurance in an amount and on such terms and conditions for the claims identified in clause 15.1 and the Licensee shall ensure that at all times it complies with all the terms and conditions of such policies of insurance.

17. PATENT DISPUTES

17.1 If any patent infringement action involving a Licensed Patent is brought against Licensee and such action claims that such manufacture, use, or sale of Licensed Products infringes the intellectual property rights of a third party, Licensee shall promptly notify Licensor and send copies of all papers that have been served.

17.2 Licensee shall have the first right to control the defense of such action and Licensor shall at all times cooperate with Licensee, and the Parties shall continue to pay amounts due under Section 8 hereof during the period that such action and any appeals thereof are pending. All costs and expenses incurred by Licensor, including settlement costs, damages and reasonable attorney fees, shall be reimbursed by Licensee.

17.3 If Licensee elects not to defend such infringement action, Licensor shall have the right, but not the obligation, to defend the action itself at its own cost. If Licensor undertakes such defence, Licensee shall cooperate with Licensor and Licensor shall be entitled to select legal counsel of its choice. All costs and expenses shall in such case be paid by Licensor.

18. THIRD PARTY INFRINGEMENT

18.1 If during the Term either Party becomes aware of a third party infringement or threatened infringement with a Licensed Product of any Licensed Patent, the following provisions shall apply:

(i) The Party having such knowledge shall promptly give notice to the other Party, with all available details.

(ii) Licensee shall have the right, but not the obligation, to bring suit in its name at its own expense (subject to Licensor's reimbursement) to restrain such infringement and to recover profits and damages. Licensor agrees at Licensee's

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request to be joined as a party plaintiff and to cooperate in the prosecution thereof, as is reasonably necessary.

(iii) If Licensee fails to commence a substantive legal action within ninety (90) days after becoming aware of such infringement (or a shorter period of time, if the legal rules of the jurisdiction in which the third party infringement occurs require quicker action), in the first instance or by notice from Licensor, then Licensor, at any time prior to Licensee thereafter filing an action, shall have the right, but not the obligation to take such action in its own name. If Licensor brings legal action, Licensor shall have the sole right to control prosecution and shall retain all proceeds therefrom.

19. CONFIDENTIALITY

19.1 In clause 19, "**Confidential Information**" means all confidential information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by the Licensor to the Licensee whether before or after the date of this Agreement including, but not limited to, all or any Know-How and information relating to the Licensed Products, the Licensed Patents or any of the Licensor's other products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

19.2 During the term of this Agreement and after termination or expiry of this Agreement for any reason the Licensee:

(i) shall not use Confidential Information for a purpose other than the performance of its obligations under this Agreement;

(ii) shall not disclose Confidential Information to any person except with the prior written consent of the Licensor;

(iii) shall make every effort to prevent the use or disclosure of Confidential Information.

19.3 During the term of this Agreement the Licensee may disclose Confidential Information to any of its directors, other officers, employees, sub-contractors and customers (a "**Recipient**") to the extent that disclosure is reasonably necessary for the purposes of this Agreement.

19.4 Before disclosure of Confidential Information to a Recipient, the Licensee shall ensure that such Recipient executes a confidentiality agreement in a form approved by the Licensor, and that such Recipient is made aware of and complies with the Licensee's obligations of confidentiality under this Agreement, as if the Recipient was a party to this Agreement.

19.5 Clauses 19.2 to 19.4 do not apply to Confidential Information which:

(i) is or becomes at any time publicly known other than by the Licensee's or Recipient's breach of this Agreement;

(ii) can be shown by the Licensee to the Licensor's reasonable satisfaction to have been known by the Licensee before disclosure by the Licensor to the Licensee;

(iii) is or becomes available to the Licensee otherwise than pursuant to this Agreement and free of any restrictions as to its use or disclosure;

(iv) is required to be disclosed by law.

20. ASSIGNMENT

20.1 The Parties may assign or deal in any way with all or any part of the benefit of, or its rights or benefits under, this License Agreement.

21. TERMINATION

21.1 Upon any material breach of this License Agreement by either Party, the non-breaching Party may terminate this License Agreement upon thirty (30) days written notice to the breaching Party. The notice shall become effective at the end of the thirty (30) day period unless the breaching Party has undertaken substantial measures to cure such breach within such period. In case Licensee terminates this Agreement following such material breach by Licensor, and failure of Licensor to cure such breach within such period following such notice, then Licensed Patents and Improvements shall be assigned to Licensee.

21.2 Licensor may terminate this License Agreement by giving thirty (30) days written notice if Licensee (a) files a petition of bankruptcy; (b) goes into compulsory liquidation; (c) has its business placed in the possession of a receiver, a government or a

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government agency; (d) makes an assignment for the benefit of creditors; or (e) is subject to a dissolution or winding up.

21.3 Licensee may terminate this License Agreement by giving thirty (30) days written notice if Licensor (a) files a petition of bankruptcy; (b) goes into compulsory liquidation; (c) has its business placed in the possession of a receiver, a government or a government agency; (d) makes an assignment for the benefit of creditors; or (e) is subject to a dissolution or winding up, in which case Licensed Patents and Improvements shall be assigned to Licensee.

22. OBLIGATIONS ON TERMINATION

22.1 In the event of termination of this License Agreement howsoever arising the party in breach shall return and assign to the party not in breach all know-how, physical materials and written materials whether in hard copy, electronic or other format relating to the Licensed Products, Retained Products, Licensed Patents, Improvements, license agreements relating thereto, sub-license agreements relating thereto, technical literature, regulatory approvals, reports, studies, advertising or marketing material or drawings, and any other information and reports in its possession or control and all materials supplied by the party not in breach together with all copies, reprints, reproductions and translations thereof (whether in hard copy, electronic or other format).

23. NON-WAIVER

23.1 The failure or delay of either Party to exercise any right or remedy provided for herein shall not be deemed a waiver of that right or remedy or of any other rights or remedies available hereunder.

24. GOOD FAITH AND BEST EFFORTS

24.1 The Parties to this Agreement shall perform their respective obligations under this Agreement in good faith and shall use their best commercial efforts to fulfil such obligations to their mutual benefit.

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25. RELATIONSHIP OF THE PARTIES

25.1 Each Party shall conduct all business in such Party's own name as an independent contractor. No joint venture, partnership, employment, agency or similar arrangement is hereby created between the Parties. Neither Party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever.

26. ENTIRE AGREEMENT - MODIFICATION

26.1 This Agreement and the Appendices hereto constitute the entire Agreement between the Parties concerning the subject matter hereof. This Agreement supersedes any proposal or prior agreement, oral or written, and any other communication concerning this Agreement, and may be modified only in writing and signed by both Parties.

27. SEVERABILITY

27.1 If any provision of this Agreement is or becomes illegal, void or invalid, it shall not affect the legality and validity of the other provisions. If any provision of this Agreement is held to be illegal, unenforceable or invalid, no other provisions of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall be construed and reformed and shall continue with the same effect as if such illegal, unenforceable or invalid provision was not a part hereof. The Parties agree to renegotiate in good faith any term held illegal, unenforceable or invalid and to be bound by the substituted provision or provisions mutually agreed upon.

28. JURISDICTION AND GOVERNING LAW

28.1 Any dispute or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the "Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration)".

28.2 The Arbitral Tribunal shall be composed of 3 arbitrators. The Institutions appoint one arbitrator, the Company appoints one arbitrator and the Arbitration Institute appoints the Chairman of the Arbitral Tribunal. If the Institutions or the Company have not appointed an arbitrator not later than 30 days after having respectively requested or received notice of the arbitration such arbitrator is appointed by the Arbitration Institute.

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28.3 The place of arbitration shall be Copenhagen.

28.4 The Agreement shall be governed by Danish law excluding its conflicts of law provisions and the CISG (Convention of International Sales of Goods).

29. SIGNATURES

29.1 This Agreement has been signed in two copies of which each Party will have one and which shall both be deemed to be originals.

On behalf of Licensor:	On behalf of Licensee:
Copenhagen, November 30, 2005	Copenhagen, November 30, 2005
Chuck Casamento, CEO	Christian Hansen, BoD member

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